ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART


ITC Holdings Corp.
ITC Grid Development, LLC
ITC Interconnection LLC
ITC Great Plains, LLC
Michigan Transco Holdings, LLC
International Transmission Company
ITC Equipment, LLC
ITC Midwest LLC
New York Transmission Holdings Corp.
ITC Mid-Atlantic Development LLC
ITC Midcontinent Development LLC
ITC South Central Development LLC
ITC New York Development LLC
NGIV2, LLC
Desert Southwest Storage Holdings LLC
Big Chino Valley Pumped Storage LLC
Michigan Electric Transmission Company, LLC
Conjunction LLC
Empire Connection LLC